Exhibit 99

News	PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com Contact: Jack Maurer 412-434-2181 Investors: Vince Morales 412-434-3740

PPG posts record third quarter sales, second-highest quarterly sales ever

Double-digit increase over prior year’s record quarter demonstrates solid growth

PITTSBURGH, Oct. 19, 2006 – PPG Industries (NYSE:PPG) today reported record sales for the third quarter of $2.8 billion, surpassing third quarter 2005 record sales by 10 percent. The performance marks the second-highest sales for any quarter in the company’s history. Third quarter 2006 net income was $90 million, or 54 cents a share. Net income includes aftertax charges of $106 million, or 64 cents a share, for previously announced estimated environmental remediation costs at sites in New Jersey and Louisiana; $21 million, or 12 cents a share, for legal settlements, including the previously announced settlement charge for a federal class-action lawsuit related to alleged antitrust violations in the U.S. automotive refinish industry; and $4 million, or 2 cents a share, to reflect the net increase in the current value of the company’s obligation under its asbestos settlement agreement first reported in May 2002. Net income also includes aftertax earnings of $7 million, or 4 cents a share, for an insurance recovery.

That compares with third quarter 2005 net income of $157 million, or 92 cents a share, which included aftertax charges of $37 million, or 22 cents a share, for legal settlements; $11 million, or 6 cents a share, for direct costs related to the impact of hurricanes Katrina and Rita; and $3 million, or 2 cents a share, to reflect the net increase in the current value of the company’s obligation under its asbestos settlement agreement. Net income also included aftertax earnings of $12 million, or 7 cents a share, for insurance recoveries. Sales for third quarter 2005 were $2.55 billion.

For the first nine months of 2006, PPG recorded net income of $554 million, or $3.33 a share, which includes aftertax charges of $106 million, or 64 cents a share, for previously announced estimated environmental remediation costs at sites in New Jersey and Louisiana; $26 million, or 15 cents a share, for legal settlements; $23 million, or 14 cents a share, for business restructuring; and $14 million, or 8 cents a share, to reflect the net increase in the current value of the company’s obligation under the asbestos settlement agreement. Net income also includes aftertax earnings of $24 million, or 14 cents a share, for insurance recoveries. Sales for the first three quarters of 2006 were $8.26 billion.

For the first nine months of 2005, PPG recorded net income of $483 million, or $2.81 a share, which included aftertax charges of $128 million, or 74 cents a share, for legal settlements; $11 million, or 6 cents a share, for direct costs related to the impact of hurricanes Katrina and Rita; $12 million, or 7 cents a share, for debt refinancing costs; and $10 million, or 6 cents a share, to reflect the net increase in the current value of the company’s obligation under the asbestos settlement agreement. Net income also included aftertax earnings of $12 million, or 7 cents a share, for insurance recoveries. Sales for the first nine months of 2005 were $7.7 billion.

“Our record third quarter financial results demonstrate our ability to consistently deliver profitable growth in today’s changing global economy,” said Charles E. Bunch, chairman and chief executive officer. “This marks the fourteenth consecutive quarter of year-over-year sales records for PPG. The third quarter’s double-digit sales growth is driven by our recent acquisitions and strong performance in Europe and Asia. Our results also reflect our continued efforts to reduce costs.

“Looking ahead,” Bunch said, “even with growth moderating in North America, we anticipate solid global economic growth and expect our excellent financial performance and cash generation to continue.” Bunch said that the cash generated will continue to reward shareholders and remain balanced between investing in PPG’s businesses to generate future earnings growth and funding dividends and share buybacks. Bunch added that PPG expects an increased level of share buybacks in the next quarter versus the previous quarters this year.

Coatings sales increased $209 million, or 15 percent, due to the impact of acquisitions, improved selling prices across all businesses, the positive impact of stronger foreign currencies and improved sales volumes, particularly in Asia and Europe. Operating earnings were down $25 million as a result of a pretax charge of $23 million for a legal settlement and the absence of a pretax $18 million insurance recovery received in 2005. Earnings benefited from the higher sales volumes, while price gains offset the negative impact of inflation.

Glass sales increased $10 million, or 2 percent, as a result of higher volumes in several businesses. Strengthening foreign currencies were offset by a decrease in selling prices. Operating earnings were up $76 million due to the absence of a $61 million legal settlement recorded in 2005. Also contributing were strong manufacturing efficiencies and increased equity earnings, which more than offset inflation and lower selling prices.

Chemicals sales increased $36 million, or 6 percent, as a result of increased volumes in most businesses, acquisitions in the company’s optical products business and strengthening foreign currencies. Operating earnings were down $151 million primarily as a result of a pretax charge of $173 million for environmental remediation. Higher costs, including increased advertising expenses in PPG’s optical products business, were partially offset by improved selling prices, increased volumes and lower inflation. Earnings were aided by an insurance recovery for damage caused by Hurricane Rita and the absence of 2005 direct costs related to hurricanes.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding third quarter 2006 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, Oct. 27. The commentary will also be available on PPG’s Web site (www.ppg.com) at Investor Center/Financial, 3rd Qtr Financial Commentary. The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Investor Center/Financial on PPG’s Web site.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

—oo00oo—

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended September 30		9 Months Ended September 30
	2006	2005	2006	2005
Net sales	$2,802	$2,547	$8,264	$7,696
Cost of sales	1,791	1,614	5,229	4,822

GROSS PROFIT	1,011	933	3,035	2,874
Other expenses (earnings):
Selling and other	578	514	1,686	1,578
Depreciation	85	84	251	256
Interest	22	21	63	62
Amortization	13	8	32	24
Asbestos settlement - net	6	4	23	16
Business restructuring	—	—	37	—
Other - net (Note A)	174	47	136	178

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	133	255	807	760
Income tax expense	25	77	198	222
Minority interest	18	21	55	55

NET INCOME (Note B)	$90	$157	$554	$483

Earnings per common share	$0.54	$0.93	$3.34	$2.83

Earnings per common share - assuming dilution	$0.54	$0.92	$3.33	$2.81

Average shares outstanding	165.7	168.9	165.9	170.7

Average shares outstanding - assuming dilution	166.6	170.0	166.6	172.1

Note A:

The three and nine months ended September 30, 2006, includes pretax charges of $173 million for estimated environmental remediation costs at sites in New Jersey and Louisiana. The three and nine months ended September 30, 2006, also includes pretax charges of $35 million and $42 million, respectively, for legal settlements and pretax income of $11 million and $39 million, respectively for insurance recoveries. The three and nine months ended September 30, 2005, included pretax charges of $60 million and $210 million, respectively, for legal settlements; pretax earnings of $20 million for insurance recoveries; and pretax charges of $18 million for direct costs related to hurricanes. The nine months ended September 30, 2005 also included a pretax charge of $19 million for debt refinancing costs.

Note B:

The three and nine months ended September 30, 2006, includes aftertax charges of $106 million for estimated environmental remediation costs at sites in New Jersey and Louisiana. The three and nine months ended September 30, 2006, also includes aftertax charges of $21 million and $26 million, respectively, for legal settlements and aftertax income of $7 million and $24 million, respectively for for insurance recoveries. The three and nine months ended September 30, 2005, included aftertax charges of $37 million and $128 million, respectively, for legal settlements; aftertax earnings of $12 million for insurance recoveries; and aftertax charges of $11 million for directs costs related to hurricanes. The nine months ended September 30, 2005 also included an aftertax charge of $12 million for debt refinancing costs.

CONDENSED BALANCE SHEET (unaudited)

	September 30 2006	Dec. 31 2005
	(millions)
Current assets:
Cash and cash equivalents	$316	$466
Receivables - net	2,240	1,871
Inventories	1,377	1,119
Other	614	563

Total current assets	4,547	4,019
Property less accumulated depreciation	2,412	2,304
Investments	336	311
Goodwill and identifiable intangible assets	1,947	1,654
Other assets	531	393

TOTAL	$9,773	$8,681

Current liabilities:
Short-term debt and current portion of long-term debt	$118	$101
Asbestos settlement	561	472
Accounts payable and accrued liabilities	2,075	1,776

Total current liabilities	2,754	2,349
Long-term debt	1,195	1,169
Asbestos settlement	327	385
Deferred income taxes	156	90
Accumulated provisions	1,728	1,527
Minority interest	130	108
Shareholders’ equity	3,483	3,053

TOTAL	$9,773	$8,681

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended September 30		9 Months Ended September 30
	2006	2005	2006	2005
	(millions)
Net sales
Coatings	$1,605	$1,396	$4,624	$4,178
Glass	564	554	1,740	1,689
Chemicals	633	597	1,900	1,829

TOTAL	$2,802	$2,547	$8,264	$7,696

Operating income (loss)
Coatings (Note A)	$185	$210	$624	$429
Glass (Note B)	40	(36)	120	57
Chemicals (Note C)	(30)	121	235	428

TOTAL	195	295	979	914
Interest expense - net	(18)	(18)	(53)	(52)
Asbestos settlement - net	(6)	(4)	(23)	(16)
Compensation cost associated with stock options	(9)	(7)	(24)	(22)
Other unallocated corporate expense - net (Note D)	(29)	(11)	(72)	(64)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$133	$255	$807	$760

Note A:

Operating income for the three and nine months ended September 30, 2006, includes a pretax charge of $23 million for a legal settlement. Operating income for the nine months ended September 30, 2006, also includes pretax earnings of $28 million for insurance recoveries and pretax charges of $35 million or business restructuring, including severance costs of $33 million and asset write-offs of $2 million. Operating income for the three and nine months ended September 30, 2005, included pretax earnings of $18 million for insurance recoveries. Operating income for the nine months ended September 30, 2005 also includes a pretax charge of $150 million for a legal settlement.

Note B:

Operating income for the nine months ended September 30, 2006, includes pretax charges of $2 million for business restructuring, consisting of severance costs. Operating income (loss) for the three and nine months ended September 30, 2005 included a pretax charges of $61 million for a legal settlement.

Note C:

Operating income (loss) for the three and nine months ended September 30, 2006, includes pretax charges of $173 million for environmental remediation and pretax income of $11 million for an insurance recovery. Operating income for the three and nine months ended September 30, 2005, included pretax charges of $18 million for directs cost related to hurricanes.

Note D:

Other unallocated corporate expenses - net for the nine months ended September 30, 2005, included pretax charges of $19 million for debt refinancing costs.